                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           CALGON CARBON CORPORATION
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:



Reg. (S) 240.14a-101.

SEC 1913 (3-99)

[LOGO OF CALGON CARBON CORPORATION]
CALGON CARBON CORPORATION

CALGON CARBON CORPORATION  P.O. BOX 717 PITTSBURGH, PA 15230-0717 TELEX671 1837 CCC PGH
                                                                  PANAFAX: 412-787-6713

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Calgon Carbon Corporation at 1:00 p.m., Eastern Daylight Saving Time, on Tuesday, April 18, 2000 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania.

Information about the business of the meeting and the nominees for election as Directors is set forth in the notice of the meeting and the Proxy Statement, which are attached. This year you are asked to elect three Directors for the Class of 2003.

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, we hope that you will send a proxy voting on the matters to be considered. Please sign, date and return your proxy in the enclosed envelope as promptly as possible.

                                        Very truly yours,

                                        /s/ James A. Cederna

                                        James A. Cederna
                                        President

March 17, 2000

                           CALGON CARBON CORPORATION


                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Calgon Carbon Corporation will be held at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania, on Tuesday, April 18, 2000 at 1:00 p.m., Eastern Daylight Saving Time, for the following purposes:

  (1) To elect three Directors for the Class of 2003; and

  (2) To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

Holders of record of the Company's Common Stock as of the close of business on March 10, 2000 are entitled to notice of and to vote at the meeting.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.


                                                  Joseph A. Fischette
                                                      Secretary

March 17, 2000

                           CALGON CARBON CORPORATION

                                PROXY STATEMENT

                               Table of Contents

                                                                            Page
                                                                            ----
Voting Securities and Record Date..........................................   1
Security Ownership of Management and Certain Beneficial Owners.............   1
Board of Directors and Committees of the Board.............................   3
Election of Directors .....................................................   5
Executive Compensation.....................................................   6
Independent Auditors.......................................................  13
Vote Required..............................................................  13
Other Business.............................................................  14
Stockholder Proposals......................................................  14

                           CALGON CARBON CORPORATION

                                PROXY STATEMENT

                        Annual Meeting of Stockholders

                                April 18, 2000

The enclosed proxy is solicited on behalf of the Board of Directors of Calgon Carbon Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Daylight Saving Time, on Tuesday, April 18, 2000 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh Pennsylvania. The accompanying Notice of Annual Meeting of Stockholders sets forth the purposes of the meeting.

The enclosed proxy may be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to stockholders on or about March 17, 2000. The Company's Annual Report to Stockholders for 1999 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telecopy, telegraph and personal interview. The Company may also hire a proxy solicitation firm or may request brokerage houses and other nominees or fiduciaries to forward copies of the proxy soliciting material and 1999 Annual Report to beneficial owners of the stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

                       VOTING SECURITIES AND RECORD DATE

Holders of the Company's Common Stock of record as of the close of business on March 10, 2000 are entitled to receive notice of and to vote at the meeting. At the record date, the Company had outstanding 38,802,132 shares of Common Stock, the holders of which are entitled to one vote per share. The Company does not have cumulative voting.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Management

The following table shows the number of shares of Common Stock beneficially owned by each Director of the Company, by James A. Cederna, Joseph A. Fischette, Benjamin F. Ward, Jr. and Jonathan H. Maurer, executive officers of the Company, by John M. MacCrum, who is no longer an executive officer of the Company but who is named in the summary compensation table, and by all Directors and executive officers of the Company as a group, as of the record date. Unless otherwise indicated in the footnotes to the table, each person named and all Directors and executive officers as a group have sole voting power and sole investment power with respect to the shares. As used herein, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, the security). A person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days after the record date.

                                       Number   Percent
Name of Beneficial Owner              of Shares of Class
------------------------              --------- --------
Robert W. Cruickshank(1)                 24,272      *
Arthur L. Goeschel(1)                    95,100      *
Thomas A. McConomy(1)                 4,646,880   12.0%
Nick H. Prater(1)                        14,600      *
Seth E. Schofield                        14,100      *
Harry H. Weil(1)(2)                      18,200      *
Robert L. Yohe                           24,600      *
James A. Cederna                        294,415      *
Joseph A. Fischette(1)(3)               163,658      *
Benjamin F. Ward, Jr.(1)                 53,500      *
Jonathan H. Maurer(1)                    31,600      *
John M. MacCrum(1)(2)(3)                135,466      *
All directors and executive officers
as a group (13 persons)(1)(2)(3)      5,471,460   13.9%

--------
*Less than 1%

(1) Includes (i) 14,600 shares in the case of each of Messrs. Cruickshank, Goeschel and Weil, 13,600 shares in the case of Mr. Prater, 12,600 shares in the case of Mr. McConomy and 12,100 shares in the case of each of Messrs. Schofield and Yohe, granted under the Company's 1993 Non-Employee Directors' Stock Option Plan, (ii) 225,000 shares in the case of Mr. Cederna, 51,500 shares in the case of Mr. Fischette, 50,000 shares in the case of Mr. MacCrum, 41,500 shares in the case of Mr. Ward and 31,500 shares in the case of Mr. Mauer granted under the Company's Stock Option Plan and (iii) 480,200 shares in the case of all Directors and executive officers as a group, in each case covered by options granted under the aforementioned plans. The "percent of class" set forth above for any individual and the group (but not for the other individuals listed above) is computed as though such shares optioned to such individual or the group, as the case may be, were outstanding.

(2) Includes 200 shares held by Mr. Weil's wife and 400 shares held by Mr. MacCrum's wife, as to which beneficial ownership is disclaimed by Mr. Weil and Mr. MacCrum and, as to Mr. MacCrum, includes 2,300 shares held by the children of Mr. MacCrum.

(3) Includes 9,708, 7,366 and 24,004 shares in the case of Messrs. Fischette and MacCrum, and all Directors and executive officers as a group, respectively, held under the Company's Employees Growth Participation Plan and allocated to the accounts of such executive officers. That plan was terminated in 1990.

Other Beneficial Owners

Information as of December 31, 1999 with respect to the only persons not otherwise disclosed in the Management table and known by the Company to be the beneficial owner of more than 5% of the Company's Stock as of the record date is as follows:

                            Beneficial Ownership
                              of Common Stock
                            ----------------------
                              Number      Percent
Name and Address            of Shares    of Class
----------------            ------------ ---------
ICM Asset Management, Inc.     3,638,288      9.4%
601 W. Main Avenue
Suite 600
Spokane, WA 99201

ICM Asset Management, Inc. has sole investment power over all shares. Voting authority has been granted to it by clients owning 2,168,088 shares.

                                 Beneficial Ownership
                                   of Common Stock
                                 ----------------------
                                   Number      Percent
Name and Address                 of Shares    of Class
----------------                 ------------ ---------
Dimensional Fund Advisors, Inc.     1,981,700     5.11%
1299 Ocean Avenue, 11th Floor
Santa Monica, CA 90401

Dimensional Fund Advisors Inc. ("Dimensional"), an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. These investment companies, trusts and accounts are the "Funds." In its role as investment adviser or manager, Dimensional possesses voting and/or investment power over the securities of the Company that are owned by the Funds. Dimensional has sole voting and investment power over all shares. Dimensional disclaims beneficial ownership of such securities.

                BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The business of the Company is under general supervision of a Board of Directors as provided by the laws of Delaware, the Company's state of incorporation. The Board of Directors has established committees to assist it, consisting of the Executive Committee, the Compensation Committee, the Audit Committee and the Corporate Governance Committee. The Board of Directors also had a Pension Committee and Environmental Committee during 1999 which prior to year end became the responsibility of the Compensation Committee and Audit Committee, respectively.

Executive Committee. The Executive Committee consists of Messrs. McConomy (Chairman), Cederna, Goeschel and Weil. The Executive Committee, during the intervals between meetings of the Board, when prompt action is needed and it is impossible or inconvenient to convene a full meeting of the Board, may exercise limited powers granted by the Board of Directors in the management of the business and affairs of the Company.

Compensation Committee. The Compensation Committee consists of Messrs. Cruickshank (Chairman), Prater and Schofield. The Compensation Committee's overall responsibility is to determine and implement the Company's general policies with respect to the compensation of its executive officers. The Compensation Committee determines the base salary payable to each executive officer, as well as the bonus, if any, payable to each executive officer, and to certain key employees, pursuant to the Company's Incentive Plan or otherwise. The Committee also administers the Company's Stock Option Plan and has the authority to grant options thereunder. Other matters related to the compensation of executive officers and key employees, such as the terms of employment contracts and certain employee benefits, are also reviewed by the Compensation Committee.

Audit Committee. The Audit Committee consists of Messrs. Weil (Chairman), Goeschel and Schofield. It is the responsibility of the Audit Committee to review and approve the Company's consolidated financial statements each year prior to their announcement to the public and their distribution to the stockholders in the Annual Report. Among other things, the Audit Committee consults separately with the Company's chief financial officer and his staff, and with the Company's independent external auditors, as to the proposed audit plan, any difficulties encountered in carrying out the audit plan, significant decisions made in preparing the financial statements, any disagreements between management and the independent auditors as to the application of accounting principles or other matters, and the form and content of the notes to the financial statements and Management's Discussion and Analysis of the financial statements. In 2000 the Audit Committee will also review the Company's quarterly financial statements but does not customarily perform similar functions with respect to other financial statements which cover less than a full fiscal year. The Audit Committee reviews other financial reporting and accounting matters when requested to do so by management or the independent auditors, and satisfies itself that the Company's system of internal controls is functioning adequately and reliably. The Audit Committee believes that the independent auditors are ultimately accountable to the Board of Directors and the Audit Committee. In this connection the Audit Committee discusses with the independent auditors the quality, as well as the acceptability, of the Company's accounting principles as applied in its financial reporting. The Audit Committee periodically reviews all relationships between the Company and the independent auditors which might impact the objectivity and independence of the independent auditors. Each year the Audit Committee evaluates the performance of the independent auditors and recommends to the Board of Directors the retention or, if appropriate, replacement of the independent auditors. The Audit Committee also investigates and reports to the Board as to any alleged breach of law or of the Company's internal policies which is brought to its attention.

Corporate Governance Committee. The Corporate Governance Committee consists of Messrs. Yohe (Chairman), Cruickshank and McConomy. The Corporate Governance Committee is responsible for the functioning of the Board and its committees, with the goal of causing the Board and its committees to satisfactorily address the major issues related to the performance and well-being of the Company. Among the duties of the Corporate Governance Committee is to review the size and composition of the Board of Directors and to make recommendations with respect to nominations for election or appointment of Directors. The Corporate Governance Committee will consider nominees recommended by stockholders provided that stockholders submit the names of nominees and the other information required by Section 1.08 of the By-Laws of the Company in writing to the Secretary of the Company. Such information should be received no later than January 15, 2001 with respect to nominations for election at the 2001 Annual Meeting of Stockholders.

During 1999, the Compensation Committee held two meetings, the Corporate Governance Committee held one meeting, the Audit Committee held three meetings, and the Executive Committee did not meet. The Board of Directors held nine meetings during 1999.

Compensation of Directors

Board and Committee Fees. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board. Directors who are not employees of the Company receive an annual retainer of $18,000 for Board service. The retainer fees are payable in cash or Common Stock of the Company as described below. Non-employee Directors also receive a fee of $1,500 for each Board and committee meeting attended, and the Chairmen of each committee receive an additional annual retainer of $3,000. No committee meeting fees are paid for committee meetings held by telephone or on the same day as a Board meeting.

1999 Phantom Stock Plan. The 1999 Phantom Stock Plan provides each non-employee director with phantom stock with a value upon issuance of $7,000 each year. No actual stock of the Company is issued under this plan. Instead, each director is credited on the day following the Annual Meeting of Stockholders, in an account maintained for the purpose, with the fair market value of shares of the Company's Common Stock equal to $7,000. Directors are also credited with the fair market value of shares equal to the amount of the cash dividends which would have been paid if the phantom stock were actual Common Stock. As the actual fair market value of the Company's Common Stock changes, the credited value of the director's phantom stock will change accordingly. When the director leaves the Board for any reason, including death or disability, the director will be entitled to be paid, in cash, the entire amount then credited in the account.

1997 Directors' Fee Plan. The 1997 Directors' Fee Plan provides Directors with payment alternatives for retainer (but not meeting) fees payable as a member of the Board or as the Chairman of any committee. Pursuant to the Plan, Directors are permitted to receive their retainer fees in a current payment of cash or in a current payment of shares of Common Stock of the Company based upon the fair market value of the Common Stock upon the date of payment of the fee, or to defer payment of the retainer fees for subsequent payment of shares of Common Stock pursuant to a stock deferral election. Payment of Common Stock placed in a deferred stock account will be made in the calendar year following the calendar year during which a Director ceases to be a Director of the Company, including by reason of death or disability.

1993 Non-Employee Directors' Stock Option Plan. The 1993 Non-Employee Directors' Stock Option Plan, as amended in 1997, provides for an annual grant on the day following the Annual Meeting of Stockholders of option shares equal to a number of shares which will result in a Black-Scholes calculated value of $25,000 on the date of grant. The options vest and become exercisable six months after the date of grant and, in general, expire ten years after the date of grant. There are previously issued options outstanding under the pre-1997 Plan, all of which have option prices in excess of the fair market value of the Common Stock on December 31, 1999.

                             ELECTION OF DIRECTORS

The Board of Directors, acting pursuant to the bylaws of the Company, has determined that the number of Directors constituting the full Board of Directors shall be eight at the present time. The Board is to be divided into three classes of nearly equal size. One such class is elected every year at the Annual Meeting for a term of three years.

The Board of Directors has, upon recommendation of the Corporate Governance Committee, nominated James A. Cederna, Harry H. Weil and Robert L. Yohe for reelection as Directors in the Class of 2003, and each of them has agreed to serve if elected. Messrs. Cederna, Weil and Yohe will hold office until the 2003 Annual Meeting of Stockholders, or in any case until the Director's prior death, disability, resignation or removal. Proxies are solicited in favor of these nominees and will be voted for them unless otherwise specified.

If any nominee becomes unable or unwilling to serve as a Director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

Information concerning the nominees for Director and the other Directors who will continue in office after the meeting is set forth below, together with information concerning the Company's executive officers who are not Directors.

Name                          Age        Position with the Company
----                          ---        -------------------------
                        Class of 2003
James A. Cederna              49         Director and President and CEO
Harry H. Weil                 66         Director
Robert L. Yohe                63         Director
                        Class of 2002
Nick H. Prater                71         Director
Seth E. Schofield             60         Director
                        Class of 2001
Robert W. Cruickshank         54         Director
Arthur L. Goeschel            78         Director
Thomas A. McConomy            66         Director
                      Executive Officers
William E. Cann               44         Senior Vice President--
                                         Chief Financial Officer
Joseph A. Fischette           53         Senior Vice President, General Counsel
                                         and Secretary
Jonathan H. Maurer            44         Senior Vice President
Robert P. O'Brien             49         Senior Vice President
Benjamin F. Ward, Jr.         56         Senior Vice President

Mr. Cederna has been President and Chief Executive Officer of the Company since April 1999. Mr. Cederna was President of Arizona Chemical Co., a manufacturer of specialty chemicals derived from wood and a company of International Paper Corp., from September 1996 until April 1999, President of Columbian Chemical Co., a manufacturer of carbon black and an affiliate of Phelps Dodge Corp., from July 1995 until September 1996, and prior thereto he was Global Business Manager of Dow Chemical Co., a chemicals manufacturer. Mr. Cann has been the Senior Vice President and Chief Financial Officer of the Company since October 1999. Mr. Cann was the Vice President and Treasurer of Reichhold Inc., a chemical manufacturer, from November 1996 until September 1999 and prior thereto he was the Director, International Finance at Reichhold. Mr. Fischette has been an executive officer of the Company since 1985. Mr. O'Brien has been the Senior Vice President--Engineered Solutions of the Company since January 2000. Mr. O'Brien was President of the Company's Advanced Separation Technologies subsidiary from January 1999 until January 2000, Vice President of the Company's affiliate Chemviron Carbon from January 1997 until January 1999 and prior thereto he was Vice President--Commercial and Industrial Business Units of the Company. Mr. Ward has been Senior Vice President--Technology since August 1997. Prior thereto Mr. Ward was Research Director of Westvaco Corp., a pulp, paper and chemical manufacturer. Mr. Maurer has been Senior Vice President--Manufacturing since March 1998. Prior thereto, he was Vice President--Manufacturing of the Company.

Mr. McConomy has been a Director of the Company since its formation in 1985. Mr. McConomy is a private investor. He also served as Chairman of the Board, President and Chief Executive Officer of the Company. Mr. McConomy is also a director of Equitable Resources, Inc.

Mr. Cruickshank has been a Director of the Company since November 1985. Mr. Cruickshank is President of R.W. Cruickshank & Co. He is also a director of Friedmans, Inc.

Mr. Goeschel has been a Director of the Company since its formation in 1985. Mr. Goeschel is a retired president of Calgon Corporation, formerly a subsidiary of Merck & Co., Inc. Mr. Goeschel is a director of the Dreyfus-Laurel Mutual Funds.

Mr. Prater has been a Director of the Company since August 1990. Until June 1990, when he retired, Mr. Prater was President and Chief Executive Officer of Mobay Corporation (now called Bayer Corporation), a chemical producer. He is also a director of Koppers Industries, Inc.

Mr. Schofield has been a Director of the Company since December 1995. Since February 1996, Mr. Schofield has been the Chairman of Base International, a provider of corporate protection and security. From June 1992 until January 1996, when he retired, Mr. Schofield was Chairman and Chief Executive Officer of USAir Group, a major air carrier. Mr. Schofield is also a director of USX Corporation.

Mr. Weil has been a Director of the Company since its formation in 1985. Mr. Weil is a retired partner of the law firm of Reed Smith Shaw & McClay, which provides legal services to the Company. Mr. Weil is also a director of Erie Indemnity Company and Erie Family Life Insurance Company.

Mr. Yohe has been a Director of the Company since December 1995. Until March 1994, when he retired, Mr. Yohe was Vice Chairman of Olin Corporation, a producer of chemicals, microelectronic materials, metals, sporting ammunition and defense and aerospace products. Mr. Yohe is also a director of Airgas, Inc., Marsulex, Inc., LaRoche Industries, Inc. and The Middleby Corporation.

                            EXECUTIVE COMPENSATION

In 1985 the Board of Directors created a Compensation Committee, consisting of at least three Directors who are not employees of the Company. One of the functions of the Compensation Committee is to review the compensation of the Company's executive officers and methodology from which such compensation is derived. The Compensation Committee then makes recommendations to the Board of Directors on such matters, except for the granting of stock options, which is done by the Committee alone. In order to permit grants under the Stock Option Plan to satisfy Rule 16b-3, Mr. Weil did not participate in stock compensation decisions by the Committee.

The following is the report of the members of the 1999 Compensation Committee, Messrs. Cruickshank (Chairman), Goeschel, Prater, Schofield, Weil and Yohe, concerning 1999 compensation of the Company's executive officers. In January 2000, the Compensation Committee was reorganized to include only Messrs. Cruickshank (Chairman), Prater and Schofield.


Compensation Committee Report on Executive Compensation

            General policies with respect to executive compensation
            --------------------------------------------------------

The Compensation Committee's policies with respect to executive compensation are intended to achieve three principal goals.

First, they are intended to create base compensation levels sufficient to attract and retain talented and dedicated executive officers. To accomplish this, the Committee periodically compares the Company's base salaries with those currently paid for similar positions by other companies. The Committee also reviews the total compensation package available to executive officers to ensure it remains competitive.

Second, the compensation policies are intended to provide a direct link between both individual performance and performance of the Company as a whole, with the officer's compensation. This is done through bonuses available to executive officers.

Third, the compensation policies are intended to provide executive officers with the opportunity to acquire an equity stake in the Company through the granting of stock options. These options are granted at full market prices and with delayed vesting provisions.

The Committee's general philosophy is that salaries for the Company's executive officers should be somewhat less than the median salaries paid by other companies for comparable positions, so that the potential compensation of an executive officer in a particular year will be more heavily weighted toward incentive compensation such as bonus and stock options.

                             Compensation in 1999
                             --------------------

Salary. Base salaries are designed to be at levels at or slightly below those of executive officers of comparable companies. The Committee considers a number of factors in its discretion and does not determine base salaries by any formula or objective basis. The Committee also uses outside consultants from time to time in this area.

In 1999, the Committee concluded that the salaries of Messrs. Fischette, Maurer, MacCrum and Ward merited adjustment, and recommended increases ranging from 4% to 10%.

Bonus. In late 1999, the incentive system was modified to attempt to provide a more direct link between the employees and performance. The new compensation system is based on both economic profit and individual performance. In this context, economic profit is defined as "Net Operating Profit After Taxes" (NOPAT) compared to the "Cost of Capital Employed". Economic profit is measured at various levels in the corporation and the objective is to link changes in economic profit with executive bonuses. In addition, individuals also have specific performance objectives that influence their bonus. The interaction of economic profit and individual performance determines an employee's bonus. Each participating employee has a target bonus which can range from 20% to 75% of base salary. Individual performance can alter these target ranges moderately. The bonuses are paid 33% in Common Stock and 67% in cash. Approximately 50 employees are currently eligible for participation in the bonus plan.

Based on the Company's performance, the Committee did not grant any bonuses for 1999.

Stock options. Under the terms of the Company's Stock Option Plan adopted in 1985, the Committee (excluding Mr. Weil) determines which employees will be granted stock options, the number of options granted, the rate and period of vesting, and other relevant terms.

In determining whether to grant options, the Committee takes into account the number of outstanding options, the market price of the Company's Common Stock, the performance of the Company and its prospects, potential dilution which could result from exercise of options and the benefits of linking the employees' incentive to the market price of the stock. These matters are at the discretion of the Committee, and are not determined by any formula or weighting of particular factors.

In determining whether to grant options to a particular individual, the Committee considers the individual's level of responsibility, the relationship between successful individual effort and Company results, incentive compensation available from other companies, the number of unexercised options held by the individual, and other relevant factors.

In July 1999, the Committee granted 197,250 options to employees, subject to the achievement of specific goals for the second half of 1999. Executive officers (other than Mr. Cederna) each received 5,000 options. Approximately 30% of the goals were achieved and the same percentage of such options vested.

In October 1999, William E. Cann was hired as Senior Vice President and Chief Financial Officer. As part of his compensation package, Mr. Cann was granted 60,000 options at the market price of $7.00 per share. The options vest in three annual installments commencing October 1, 1999.

The Stock Option Plan makes stock appreciation rights, payable in cash, and restricted shares available for grant, but the Committee has not granted any.

                  Compensation of the chief executive in 1999
                  -------------------------------------------

In April 1999, the Company hired James A. Cederna as President and Chief Executive Officer. Under the terms of his employment agreement, Mr. Cederna receives a base pay of $500,000 and a guaranteed first year bonus of $250,000. Mr. Cederna received a stock grant of 75,000 shares upon his hiring. Mr. Cederna also received 400,000 stock options exercisable at $6.53 per share, one fourth of which vested immediately and the remainder which vest over a three-year period. These options reflect the Committee's desire to link a major portion of Mr. Cederna's future compensation to increases in the market price of the Company's Common Stock and thus directly benefit stockholders. Mr. Cederna also received relocation expenses and other benefits commensurate with his position as the new President of the Company.

                                  Tax policy
                                  ----------

If an executive officer's compensation from the Company were to exceed $1 million in any taxable year (which the Committee does not now expect), the excess over $1 million, with certain exceptions, would not be deductible by the Company, under Section 162(m) of the Internal Revenue Code of 1986, as amended. The Committee is aware of this rule, and will take it into account if the $1 million limit is ever applicable. One exception to the disallowance of such deductions under Section 162(m) involves compensation paid pursuant to stockholder-approved compensation plans that are performance-based. The Company's Stock Option Plan contains provisions which are intended to cause grants of stock options under such plan (after April 1999) to be eligible for this performance-based exception (so that compensation upon exercise of such options should be deductible under the Code). Payments of cash compensation to executives (and certain other benefits which could be awarded under the plan, such as restricted stock) are not at present eligible for this performance-based exception.

 ROBERT W. CRUICKSHANK                                       SETH E. SCHOFIELD
 ARTHUR L. GOESCHEL                                          HARRY H. WEIL
 NICK H. PRATER                                              ROBERT L.YOHE

Summary Compensation Table

                                  Annual Compensation
                               -------------------------        All Other
Name and Principal Position    Year Salary ($) Bonus ($)   Compensation ($)(1)
---------------------------    ---- ---------- ---------   -------------------
James A. Cederna               1999  352,566    732,813(3)       141,659
 President and
 Chief Executive Officer(2)

John M. MacCrum                1999  240,718          0                0
 Senior Vice President(4)      1998  220,500     35,000              423
                               1997  214,375     29,911              423

Benjamin F. Ward, Jr.          1999  215,258          0                0
 Senior Vice President(5)      1998  205,008     30,000            1,395
                               1997   79,375     24,401           85,967

Joseph A. Fischette            1999  213,637          0                0
 Senior Vice President,        1998  195,696     25,000              348
 General Counsel and Secretary 1997  192,378     26,533              348

Jonathan H. Maurer             1999  193,797          0                0
 Senior Vice President         1998  178,710     35,000              290
                               1997  144,852     41,002              197

--------
(1) Consists only of premiums paid by the Company on term life insurance policies on the lives of the named individuals, except for (i) Mr. Cederna, which includes taxable reimbursed relocation expenses of $141,659 and (ii) Mr. Ward, which includes in 1997 taxable reimbursed relocation expenses of $85,967.

(2) Mr. Cederna became employed as President and Chief Executive Officer in April 1999.

(3) Includes a cash bonus of $250,000 and Common Stock issued to Mr. Cederna upon his employment at the Company then valued at $482,813.

(4) Mr. MacCrum left the employ of the Company effective December 31, 1999.

(5) Mr. Ward became employed in August 1997.

Option/SAR Grants in Last Fiscal Year

                                        Individual Grants
                         ------------------------------------------------ Potential Realizable
                                                                            Value at Assumed
                          Number of    % of Total                         Annual Rate of Stock
                          Securities  Options/SARs                         Price Appreciation
                          Underlying   Granted to  Exercise or               For Option Term
                         Options/SARs Employees in Base Price  Expiration ---------------------
Name                     Granted (#)  Fiscal Year    ($/sh)       Date      5% ($)    10% ($)
----                     ------------ ------------ ----------- ---------- ---------- ----------
James A. Cederna........   400,000        60.9%      $6.5300    4/20/09   $1,644,000 $4,164,000
Joseph A. Fischette.....     5,000           *        6.0625    6/30/04        8,388     18,488
John M. MacCrum.........     5,000           *        6.0625    6/30/04        8,388     18,488
Jonathan H. Mauer.......     5,000           *        6.0625    6/30/04        8,388     18,488
Benjamin F. Ward, Jr....     5,000           *        6.0625    6/30/04        8,388     18,488

--------
*  Less than 1%.

Aggregated Option Exercises in Last Fiscal Year and FY-End Option Values

                                                                                Value of
                                                                               Unexercised
                                                Number of Securities          In-the-Money
                           Shares              Underlying Unexercised            Options
                         Acquired on  Value     Options at FY-End (#)       at FY-End ($)(1)
                          Exercise   Realized ------------------------- -------------------------
Name                         (#)       ($)    Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
James A. Cederna........       0       $ 0      100,000      300,000         $0           $0
Joseph A. Fischette.....       0         0       51,500            0          0            0
John M. MacCrum.........       0         0       50,000            0          0            0
Jonathan H. Maurer......       0         0       31,500            0          0            0
Benjamin F. Ward, Jr....       0         0       41,500       20,000          0            0

--------
(1) Based upon the exercise price of the options and the fair market value of the Common Stock of the Company as of December 31, 1999.

Employment Agreements

All the executive officers of the Company have entered into employment agreements with the Company. The agreements generally provide for continued employment of the officers until terminated by the Company with or without cause. Officers terminated without cause are entitled to severance compensation of up to one year's base salary plus equivalent benefits until the employee is employed by another employer for compensation at least equal to 90% of his prior compensation at the Company. The agreements provide for a base salary and for bonus compensation as determined by the Company. The agreements also contain change in control provisions pursuant to which, if a change in control (as defined in the agreements) occurs, the employee is permitted to terminate employment on a date which is within the period beginning on the first anniversary of such change in control and ending on the second anniversary. If an employee terminates his or her employment as provided above, or if the Company terminates the employee other than a termination for cause within three years after the change in control, the Company is required to pay severance compensation to the employee for up to 36 months (or, if earlier, until the employee is employed by another employer for compensation at least equal to 90% of his prior compensation) equal to his or her monthly compensation (including salary but not bonuses) for the calendar year immediately prior to termination. In addition, for such period the employee will receive equivalent benefits as were provided at the time of termination and any then unvested stock benefits held by the employee will vest. The agreements also contain confidentiality and non-compete provisions.

Mr. Cederna has an employment agreement which provides that he shall be employed through April 1, 2002. His employment will continue, unless otherwise terminated in accordance with the agreement, for successive renewal periods of one year each, commencing on January 1 in each renewal period. If Mr. Cederna's employment is terminated due to board dissatisfaction or without due cause, Mr. Cederna is entitled to severance compensation as described below for a severance period of 24 calendar months, and Mr. Cederna would not be entitled to acceleration of vesting on any stock benefits then held by him. If Mr. Cederna's employment is terminated after a change in control, Mr. Cederna is entitled to severance benefits as described below for a severance period of 36 calendar months, and all stock benefits not vested at the time of termination would vest. If Mr. Cederna's employment is terminated for due cause by the Company, then Mr. Cederna is not entitled to any severance pay or any acceleration of stock benefits. If Mr. Cederna's employment is terminated by Mr. Cederna upon a breach by the Company of the agreement, then Mr. Cederna is entitled to severance compensation for a severance period of three calendar months, or through the initial term of the contract, whichever is longer, and Mr. Cederna's stock benefits would be accelerated. If Mr. Cederna's employment is terminated by Mr. Cederna following a change in control, then Mr. Cederna is entitled to severance compensation for a severance period of six calendar months after such termination, and Mr. Cederna's stock benefits would be accelerated. If Mr. Cederna's employment is terminated by Mr. Cederna for any other reason, then Mr. Cederna is not entitled to any severance pay or any acceleration of stock benefits.

Severance compensation means, in general, the amount of salary and cash bonus received by Mr. Cederna for the calendar year immediately prior to the year in which notice of termination is given. The severance period shall end on the date, if ever, when Mr. Cederna is employed by another employer for total compensation equal to at least 90% of his severance compensation. In addition, during the severance period Mr. Cederna would receive equivalent benefits as were provided to him at the time of termination. Mr. Cederna's agreement also contains confidentiality and non-compete provisions.

Mr. Cederna's agreement provides that he shall be entitled to an annual grant of stock options to purchase 100,000 shares of Common Stock at the fair market value of such stock on the first business day of April of each year, subject to customary vesting provisions. In addition, Mr. Cederna's agreement provides that, in connection with his annual bonus under the Company's Incentive Plan, the plan will provide that in the case of Mr. Cederna no such bonus is to exceed 125% of his annual salary.

Compensation Committee Interlocks and Insider Participation

Harry H. Weil, a member of the Compensation Committee in 1999, was in 1999 counsel to the law firm of Reed Smith Shaw & McClay, which provides legal services to the Company.

Performance Graph

               Comparison of Five-Year Cumulative Total Return*
          Among Calgon Carbon's Common Stock, S&P 500 Composite Index
                  and S&P Chemicals-Specialty Composite Index


                                 [LINE GRAPH]


Measurement period
                                                               S&P 500
Measurement PT -    CALGON CARBON CORP.  S&P 500 INDEX   CHEMICALS (SPECIALTY)
------------------  -------------------  -------------   ---------------------
FYE 12/31/94             $100                $100                $100
FYE 12/31/95             $129.00             $137.58             $131.43
FYE 12/31/96             $134.81             $169.17             $135.25
FYE 12/31/97             $121.88             $225.60             $166.93
FYE 12/31/98             $ 88.16             $290.08             $142.17
FYE 12/31/99             $ 72.52             $351.12             $157.37

           * Assumes that the value of the investment in Calgon Carbon Common Stock and each index was $100 on December 31, 1994 and that all dividends were reinvested.

Pension Benefits

The Company's Retirement Plan for Salaried Employees is a non-contributory defined benefit pension plan. In addition, the Company has a Supplemental Retirement Plan, which is applicable to certain employees selected by the Board of Directors, designed to supplement retirement benefits under the Retirement Plan for Salaried Employees which have been limited by various Internal Revenue Code provisions. At present no executive officers participate in such Supplemental Retirement Plan. The following table shows the estimated annual pension benefits which would be payable under the above-stated plans in the form of a single life annuity, for various levels of average annual compensation and years of service, based upon retirement at age 65 in the calendar year 1999, before any reduction to take account of benefits payable by the Company's former owner, Merck & Co., Inc. (by agreement with Merck, benefits payable under Company plans are reduced by the benefit amounts payable to the individual by Merck, which are computed utilizing a 2.5% compensation increase assumption).

     Average annual
compensation for highest
 five consecutive years        Annual benefits for years of service (1)
   in 10-year period       -----------------------------------------------------
  preceding retirement     15 years   20 years   25 years   30 years   35 years
  --------------------     --------   --------   --------   --------   --------
       $150,000            $ 32,925   $ 43,900   $ 54,875   $ 65,850   $ 76,825
        200,000              44,550     59,400     74,250     89,100    103,950
        250,000              56,175     74,900     93,625    112,350    131,075
        300,000              67,800     90,400    113,000    135,600    158,200
        350,000              79,425    105,900    132,375    158,850    185,325
        400,000              91,050    121,400    151,750    182,100    212,450
        450,000             102,675    136,900    171,125    205,350    239,575
        500,000             114,300    152,400    190,500    228,600    266,700

--------
(1) Under Section 415 of the Internal Revenue Code of 1986, the amount of annual benefits which may be paid under the Retirement Plan for Salaried Employees to any employee may not exceed $135,000 during 2000 and $130,000 during 1999 and under Section 401(a)(17) of the Code the amount of annual compensation of each employee taken into account under such plan for any year may not exceed $170,000 during 2000 and $160,000 during 1999. These limitations have not been reflected in the table.

Other than the reduction with respect to Merck benefits discussed above, the benefits payable under the plans are not subject to any deduction for Social Security or other offset amounts. Covered compensation for purposes of the chart above includes salary and incentive awards which are reported in the "bonus" column of the summary compensation table. As of December 31, 1999, Messrs. Cederna, Fischette, MacCrum, Ward and Maurer had zero, 20, 30, 2 and 9 years of service, respectively, under the plans. Pursuant to his employment agreement, Mr. Cederna is entitled to retirement income under the plan, when combined with amounts then payable to Mr. Cederna under the retirement plans of former employers of Mr. Cederna, equal to the retirement income he would have received under the plan (without the application of any maximum amount of retirement income specified in the plan) if his years of credited service under the plan had included the years of his full-time employment by such other employers.

                             INDEPENDENT AUDITORS

PricewaterhouseCoopers LLP audited the Company's annual financial statements for 1999. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

                                 VOTE REQUIRED

The three nominees for election as Directors in the Class of 2003 at the Annual Meeting who receive the greatest number of votes cast for the election of Directors of their respective class at that meeting by the holders of the Company's Common Stock, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, shall become Directors at the conclusion of the tabulation of votes.

                                OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

If any stockholder wishes to present a proposal to be acted upon at the 2001 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company by November 17, 2000 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 2001 Annual Meeting. The 2001 Annual Meeting is tentatively scheduled for April 17, 2001.

Section 1.08 of the By-laws of the Company requires that any shareholder intending to present a proposal for action at an Annual Meeting must give written notice of the proposal, containing the information specified in such
Section 1.08, so that it is received by the Company not later than the notice deadline determined under such Section 1.08. This notice deadline will generally be 60 days prior to the anniversary of the date of the Company's Proxy Statement for the Annual Meeting for the previous year, or January 16, 2001 for the Company's Annual Meeting in 2001. Any shareholder proposal received by the Secretary of the Company after January 16, 2001 will be considered untimely under Rule 14a-4(c)(1) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934.

                                                   Joseph A. Fischette
                                                        Secretary

March 17, 2000

                              CALGON CARBON CORPORATION

               Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting of the Stockholders April 18, 2000

P James A. Cederna and Joseph A. Fischette, or either of them, are hereby appointed proxies for the undersigned, with full power of substitution,
R    to vote all the shares of Common Stock of Calgon Carbon Corporation
     (the "Company") which the undersigned may be entitled to vote at the Annual
O Meeting of Stockholders of the Company scheduled for April 18, 2000, and at any adjournment thereof, as directed on the reverse side of this proxy
X card and, in their discretion, on any other matters which may properly come before the meeting.
Y
     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as specified on the reverse side hereof. If not specified, the shares represented by this proxy will be voted FOR proposal 1.

     --Directors with term expiring in 2003
         James A. Cederna
         Harry H. Weil
         Robert L. Yohe

     Please mark, sign and date this proxy card on the reverse   ---------------
     side hereof and return it in the enclosed envelope.         | SEE REVERSE |
                                                                 |    SIDE     |
                                                                 ---------------

                         /\  FOLD AND DETACH HERE  /\


                        Annual Meeting of Stockholders
                                      of
                           Calgon Carbon Corporation

                                April 18, 2000
                                   1:00 P.M.

                               Company's Office
                            400 Calgon Carbon Drive
                           Pittsburgh, Pennsylvania

[X]  Please mark your
     votes as in this
     example.

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR proposal 1.

--------------------------------------------------------------------------------
           The Board of Directors recommends a vote FOR proposal 1.
--------------------------------------------------------------------------------

1. To elect      FOR        WITHHELD                   The nominees are:
   Directors.    [ ]          [ ]                        James A. Cederna (2003)
                                                         Harry H. Weil (2003)
                                                         Robert L. Yohe (2003)

   For, except vote withheld from the following nominee(s):


   -------------------------------------------------------


--------------------------------------------------------------------------------

                                                               YES      NO
                         I plan to attend the annual meeting.  [ ]      [ ]



SIGNATURE(S)                                              DATE
            ---------------------------------------------     --------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.


                         /\  FOLD AND DETACH HERE  /\



                           Calgon Carbon Corporation


                Please sign, date and return your proxy in the
                              enclosed envelope.